EXHIBIT 4.2

MISSISSIPPI CHEMICAL CORPORATION
AMENDED AND RESTATED
1995 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

Effective November 7, 2000

          1.     Purpose.  The purpose of the Mississippi Chemical Corporation Amended and Restated 1995 Stock Option Plan for Nonemployee Directors (the "Plan") is to encourage members of the Board of Directors, including emeritus directors (the "Board"), who are not officers or full-time employees of Mississippi Chemical Corporation (the "Company") or any of its subsidiaries ("Nonemployee Directors"), to become shareholders in the Company thereby giving them a stake in the growth and profitability of the Company, to enable them to represent the viewpoint of the shareholders of the Company more effectively, to encourage them to continue serving as directors, and to provide them with long-term incentives competitive with the median level of such incentives among companies of a similar size and industry.

          2.     Shares Reserved.  There is hereby reserved for issuance under the Plan an aggregate of 400,000 shares of common stock of the Company, subject to adjustment pursuant to Section 7 below, which may be authorized but unissued or treasury shares.  If there is a lapse, expiration, termination or cancellation of any option granted under this Plan, all unissued shares subject to the option may again be used for new options granted under this Plan.

          3.     Grant of Options.  Each person who becomes a Nonemployee Director shall be granted an initial option to purchase 5,000 shares of common stock as of the first business day of the next succeeding fiscal year of the Company.  Any person who becomes Chairman of the Board shall be granted an additional option to purchase 5,000 shares of common stock as of the first business day of the next succeeding fiscal year of the Company (except that the additional option for a person who previously served as Vice Chairman shall be for 3,000 shares).  Any person who becomes Vice Chairman of the Board shall be granted an additional option to purchase 2,000 shares of common stock as of the first business day of the next succeeding fiscal year of the Company.

                   Each Nonemployee Director who is granted an initial option hereunder shall be granted an additional option to purchase 2,000 shares of common stock as of each July 1 (or if not a business day, the first business day thereafter) on which the Nonemployee Director is a member of the Board.  The annual options for the Chairman and Vice Chairman of the Board shall be for 4,000 and 3,000 shares, respectively.

          4.     Option Price.  The option price for each option granted to Nonemployee Directors shall be not less than 100% of the fair market value of the common stock of the Company on the date the stock option is granted, and repricing of options shall not be permitted.  "Fair market value" shall be defined as the average of the closing price of the shares subject to option as reported on the New York Stock Exchange for the last 20 trading days prior to the date of option grant or as required by applicable law or regulation.  The option price may be paid by check or by the delivery of shares of common stock then owned by the participant.  A director may also pay the option price by use of cashless exercise as permitted under the Federal Reserve Board's Regulation T.

          5.     Option Term; Termination of Service.  The option term shall be ten years.  Any option granted to a Nonemployee Director may not be exercised for the first year from the date of its grant.  Any option granted to a Nonemployee Director may be exercisable for 20 percent of the shares subject to option during the second year from the date of grant, 40 percent for the third year from the date of grant, 60 percent for the fourth year from the date of grant, 80 percent for the fifth year from the date of grant, and shall be fully exercisable commencing with the sixth year from the date of grant.  Each option shall become fully exercisable upon the retirement of the director or upon a change of control of the Company as defined in paragraph 10 of the Company's 1994 Stock Incentive Plan, or any successor provision or plan.  Each option shall expire three months after the date of optionee's termination of service for any reason other than death, disability or retirement.  In the event of death, disability or retirement, each option shall be exercisable for a period of three years after termination.  For these purposes, retirement shall mean termination of service on the Board after the Nonemployee Director has attained age 55 and completed at least five years of service as a member of the Board.  Except in the case of retirement, any option granted to a Nonemployee Director may be exercised during the indicated periods following termination only to the extent the option was exercisable on the date of termination.

          6.     Nontransferability.  Any option granted under this Plan shall not be transferable other than by will or the laws of descent and distribution or as provided by the Board.  If a director dies during the option period, any option granted to the director may be exercised by his or her estate or the person to whom the option passes by will or the laws of descent and distribution.

          7.     Adjustment Provisions.  (a)  If at any time the Company changes the number of issued shares of common stock without new consideration to it (such as by stock dividends, stock splits or similar transactions), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding option shall be automatically adjusted to the number of shares as is equitably required, together with an appropriate adjustment to the exercise price of each outstanding option, so that the aggregate consideration payable to the Company upon exercise of each outstanding option will not be changed.

                  (b)     (i)  Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

                           (ii)  In the event of any merger, consolidation or reorganization of the Company with  any other entity, there may be substituted, on an equitable basis as determined by the Board, for each share of common stock then reserved for issuance under the Plan and for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction.

          8.     Registration and Legal Compliance.  The grant of any option under the Plan may also be subject to other provisions as counsel to the Company deems appropriate, including, without limitation, provisions as may be appropriate to comply with federal and state securities laws and stock exchange requirements.  The Company shall not be required to issue or deliver any certificate for common stock purchased upon the exercise of any option granted under this Plan prior to the admission of such shares to listing on any stock exchange on which common stock of the Company may at that time be listed.  If the Company shall be advised by its counsel that the shares deliverable upon exercise of an option are required to be registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law, or that delivery of such shares must be accompanied or preceded by a prospectus meeting the requirements of such Act, the Company will use its best efforts to effect such registration or provide such prospectus not later than a reasonable time following each exercise of such option, but delivery of shares by the Company may be deferred until such registration is effective or such prospectus is available.

          9.     Term of Plan; Amendment, Suspension and Termination of Plan.  The Plan will be unlimited in duration.  The Board may suspend or terminate the Plan at any time and may amend it from time to time in such respects as the Board may deem advisable in order that any grants thereunder shall conform to or otherwise reflect any change in applicable laws or regulations or to permit the Company or the Nonemployee Directors to enjoy the benefits of any change in applicable laws or regulations; provided, however, that no amendment shall, without shareholder approval, increase the number of shares of common stock which may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan, or permit repricing of option grants.  No such amendment, suspension or termination shall impair the rights of Nonemployee Directors under any outstanding options, or make any change that would disqualify the Plan or any other plan of the Company intended to be so qualified from the exemption provided by Securities and Exchange Commission Rule 16b-3.

          10.     Administration and Interpretation of the Plan.  The Plan shall be administered by the Board.  The Board will approve the forms of agreements relating to the benefits granted hereunder, containing such terms and conditions consistent with the provisions of the Plan as are determined by the Board, which agreements may be executed on behalf of the Company by the Chairman of the Board, the Chairman of the Corporate Governance Committee of the Board, the President of the Company, or any Vice President of the Company.  The Board will have complete authority to construe, interpret, and administer the provisions of this Plan and the provisions of the agreements relating to the benefits granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan.  The determinations, interpretations and constructions made by the Board are final and conclusive.  No member of the Board may be held liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any benefit hereunder, and the members of the Board will be entitled to defense, indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law and by the Articles of Incorporation of the Company.

          11.     Shareholder Approval.  This Plan was originally adopted by the Board on July 20, 1995, approved by the shareholders at their Annual Meeting held November 14, 1995, and amended by the Board effective as of August 19, 1996.  This Plan was amended and restated by the Board effective April 17, 1997, and approved by the shareholders at their annual meeting held November 11, 1997.  This amended and restated Plan was authorized and approved by the Board on August 15, 2000, subject to shareholder approval at their annual meeting on November 7, 2000.